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                                                                   Exhibit 10.18

                   ANTHEM 2001-2003 LONG-TERM INCENTIVE PLAN


                                 PLAN DOCUMENT


                           Effective January 1, 2001
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I.  Plan Purpose

     The Anthem 2001-2003 Long-Term Incentive Plan (the "Plan") is intended to benefit Anthem Insurance Companies, Inc. (the "Company") by rewarding executives who, the Company determines, materially contribute to the Company's achievement of its strategic objectives. The Plan, by providing executives an opportunity to earn long-term incentive compensation based upon the Company achievement of its long-term strategic goals, is designed to align executive interests with owners' interests, recognize team achievement and facilitate attracting, motivating and retaining key executives of the highest caliber.

II.  Definitions

     Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this
     Plan:

     Approved Retirement means a retirement that has been approved by the Committee.

     Award means the incentive compensation established for a Participant under this Plan.

     Award Account means an accounting accrual entry in the Company books in the Participant's name. A separate Award Account shall be established for each Award under this Plan. There is no requirement that amounts be set aside by the Company to fund the Award Account.

     Base Salary means the aggregate monthly base cash salary paid to a Participant during a Performance Period; provided, however, that for purposes of this Plan, a Participant's Base Salary shall include base salary deferred by the Participant under any tax qualified

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     or non-tax qualified deferred compensation plan maintained by the Company or salary reductions under a Company plan maintained under Code Section 125; provided, further, that a Participant's Base Salary shall exclude base salary paid to the Participant in the Performance Period before the effective date of his or her Plan participation and after his or her participation terminates or a Change in Control.

     Beneficiary means the person or persons, including a trustee, designated by the Participant to receive amounts under this Plan in the event of a Participant's death. To be effective, a Beneficiary designation must be filed with the Company during the Participant's life on a form prescribed by the Company. If no person has been designated as the Participant's Beneficiary, or if no person designated as Beneficiary survives the Participant, the Participant's estate shall be his/her "Beneficiary". A Participant may elect a separate Beneficiary for each Award Account.

     Board or Board of Directors means the Board of Directors of the Company.

     Change in Control means:

          (i) a merger or consolidation in which the Company is not the surviving entity;

          (ii) a merger or consolidation of equal entities in which the Company is one of the entities;

          (iii) a change in a majority of the Company's Board of Directors over a twenty-four (24) month period, not taking into account directors nominated by a majority of the current directors;

          (iv)  a complete liquidation of the Company; or

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          (v)  sale or disposition of all or substantially all of the Company's assets of the Company;

     If the Company becomes a stock-based corporation and notwithstanding the prior sentence, the term "Change in Control" shall mean any of the following events:

          (i) the acquisition by a Group (as such term is defined below) of Beneficial Ownership (as such term is defined below) of 20% or more of the Company common stock, but excluding for this purpose any acquisition by the Company (or a subsidiary) or an employee benefit plan of the Company;

          (ii) the Incumbent Board (as such term is defined below) ceases to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board;

          (iii) consummation of a reorganization, merger or consolidation, in each case, in which the owners of the Company common stock do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the stock of the corporation resulting from such reorganization, merger or consolidation; or

          (iv) a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company;

     provided, however, that under no circumstances shall a conversion of the Company to a stock-based company be deemed to be by itself a Change of Control. The term "Beneficial Ownership" has the meaning in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The term "Group" means any individual, entity or

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     group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities
     Exchange Act of 1934, as amended. The term "Incumbent Board" means individuals who constitute the Board on the day immediately following the date on which the Company is converted to a stock based company.

     Code means the Internal Revenue Code of 1986 as now in effect or as amended from time to time.

     Committee means the Compensation Committee of the Board or any other committee to which the Board has delegated the responsibilities of the Committee under the Plan.

     Company means Anthem Insurance Companies, Inc. or any successor thereto.

     Declared Rate means, for a calendar year, an interest rate equal to the average of the monthly average rates of the 10-year United States Treasury Note for the 12 months ending on September 30 of the preceding calendar year plus 150 basis points. The Committee reserves the right, in its sole discretion, to change the method of determining or to increase or decrease the interest rate which is credited to Participants' Award Accounts, but the interest rate shall not be decreased for periods prior to such action.

     Disability means disability according to the terms of the Anthem Group Long-term Disability Plan as may be applicable from time to time to the particular Participant.

     ERISA means the Employee Retirement Income Security Act of 1974 as now in effect or as amended from time to time.

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     Net Income means the total earnings of the Company, reflecting revenues adjusted for costs of doing business, depreciation, interest, taxes and other expenses.

     New Hire means a new executive employee of the Company who is approved by the Committee to participate in the Plan.

     Operating Margin means the Company's operating income divided by the Company's operating revenue.

     Participant means an eligible Company or Subsidiary executive selected for participation in the Plan in accordance with the procedures set forth in
     Section III. The participation of a Participant in the Plan shall cease when all Plan Payments have been made to such Participant or, if earlier, the date on which the Committee terminates the participation of the Participant in the Plan in accordance with Section III or the date on which the Participant's employment is terminated before vesting under Section VIII.

     Peer Group means the group of comparable companies selected by the Committee at the inception of the Performance Period and listed on Exhibit A to this Plan; provided, however, that the Committee, in its sole and complete discretion, may effect changes in the Peer Group companies, by modifying Exhibit A, to reflect corporate transactions of, or other changes to, any of the Peer Group companies.

     Performance Period means January 1, 2001 - December 31, 2003.

     Plan means this Anthem 2001-2003 Long-Term Incentive Plan as set forth herein.

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     Plan Payments means the amount or amounts to be paid to a Participant as a consequence of the operation of the Plan.

     Subsidiary means any corporation designated as such by the Committee, which corporation is at least partially owned by the Company or by any Subsidiary (as so defined) of the Company.

     Target Incentive Award means the incentive award amount for the Performance Period expressed as a percentage of a Participant's Base Salary. To the extent (i) the Committee establishes Target Incentive Awards by job title or officer groups and a Participant's job title or officer group changes to a title or a group that provides for a lower or higher percentage of Base Salary as the Participant's Target Incentive Award or (ii) the Committee decides to change the Target Incentive Award of a Participant even without a change in job title or officer group, the Participant's Target Incentive Award for the remaining portion of the Performance Period shall be redetermined to reflect the different percentage of Base Salary applicable for such new job title or officer class or for such Participant.

     Termination for Cause means a determination by the Chief Executive Officer of the Company that the Executive (i) has been convicted of a felony, (ii) has engaged in an activity which, if proven in a criminal proceeding, could result in conviction of a felony involving dishonesty or fraud, or (iii) has willfully engaged in gross misconduct likely to be materially damaging or materially detrimental to the Company or a Subsidiary. Any determination regarding a Termination for Cause of the Chief Executive Officer of the Company shall be made by the Committee.

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     Vesting means the nonforfeitable right to payment of Plan benefits, other than in the event of Termination for Cause.

III. Eligibility and Participation

     Participation:

     Plan eligibility is limited to key executives of the Company or a Subsidiary having the opportunity to significantly affect the Company's achievement of its strategic objectives. Executives must be approved by the Committee in its complete and sole discretion. The Committee shall also approve the Target Incentive Award applicable for the Participant and the date on which the Participant commences participation in the Plan.

     Termination of Participation:

     At any time during a Performance Period and prior to the date on which an Award becomes vested in accordance with Section VIII, the Committee in its complete and sole discretion may discontinue the participation in the Plan of any participating executive. If the participation of a Participant is discontinued during a Performance Period and before the vesting of his or her Award under Section VIII, the Award shall be forfeited in its entirety.

IV.  Awards under the Plan

     The Committee may grant Awards in accordance with Section V to the Participants. For purposes of determining the amount of payout under this Plan, an Award Account shall be established by the Committee for each Participant receiving an Award.

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     Promotions and New Hires: Executives hired or promoted into positions eligible for Plan participation shall have an Award Account established in their name effective at the time that they commence participation based on the Target Incentive Awards established for the executives by the Committee.

V.   Awards

     In General: This Section V shall provide for the rules regarding the granting of Awards under this Plan and the adjustments made in the Award Accounts at the end of the Performance Period.

     Target Award: As soon as practicable after the beginning of the Performance Period or, if later, the date on which the Participant commences participation in the Plan, each Participant shall have an amount allocated to his Award Account equal to the amount determined by multiplying the Participant's Base Salary in effect at the beginning of the Performance Period or, if later, the effective date of his or her participation in this Plan by the product of:

          (a) thirty-six (36) or, if lesser, the number of full or partial months remaining in the Performance Period at the date on which the Participant commences participation in the Plan, and

          (b)  the Participant's Target Incentive Award

     To the extent a Participant's Base Salary or Target Incentive Award changes during the Performance Period, the Committee shall make appropriate modifications in the Participant's Award Account consistent with such Base Salary and Target Incentive Award modifications occurring during the Performance Period.

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     Performance Base Adjustments: At the end of the Performance Period, the
     Committee shall cause the Participant Award Accounts to be adjusted to reflect the cumulative Net Income and Operating Margin of the Company during the Performance Period and to reflect the Net Income of the Peer Group. The adjustments shall be effected by the Committee in accordance with guidelines and schedules adopted and approved by the Committee and communicated to the Participants. The Committee may establish minimum thresholds that must be achieved with regard to any of the performance factors before any portion of the Award Account is payable to a Participant.

     Committee Approval: Notwithstanding anything contained in this Plan to the contrary including Section 13, the Committee may in its complete and sole discretion decide to reduce or eliminate a Participant's Award Account for the Performance Period up and until the date on which the performance base adjustments described above are completed by the Committee.

VI.  Interest on Award Accounts

     Beginning on the date on which an Award Account would have been paid but for a deferral under Section VII, a Participant's Award Account, as adjusted (if applicable) in accordance with Section V, shall be credited with interest to Award Accounts of active Participants during each calendar year at the Declared Rate in effect for such calendar year. Interest shall be compounded annually and shall continue to be accrued through the date established from time to time by the Company which date precedes the date of distribution of the deferred Award Account and provides the Company adequate time to effect the distribution and which date shall under no circumstances be more than ninety (90) calendar days before the applicable distribution date.

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VII. Payment of Awards

     Payment Deferral Options: Except as otherwise provided in Section VIII, Participants who are active employees of the Company as of December 31, 2003 shall be entitled to receive payment of their vested Award Accounts according to their choice among the following options:

          (i) A lump sum equal to vested Award Account value paid as soon as practicable after the completion of the Performance Period.

          (ii) Five equal annual installments with the first installment beginning as soon as practicable after completion of the Performance Period.

          (iii)  Lump sum paid at Approved Retirement.

          (iv) Five equal annual installments, with the first installment beginning on the first day of the Participant's Approved Retirement.

          (v) Payments in two calendar years (not necessarily consecutive and not preceding the end of the Performance Period) elected by a Participant of a specified percentage (not necessarily equal percentages, but in the aggregate 100%) of his/her Award Account.

     Notwithstanding anything contained in subsection (iii) or (iv) to the contrary, payment of the lump sum or commencement of installment payments to a Participant whose Approved Retirement occurred during a Performance Period shall not be made, or commence until after completion of the Performance Period. Also notwithstanding anything contained in this Section to the contrary, any election to defer payment of the Award Account balance under subsection (iii), (iv) or (v) shall be equal to 90% of the Award Account balance with the other 10% being paid as soon as practicable after the end of the Performance Period or such earlier date applicable under
     Section VIII. Each Participant shall make an irrevocable election as to the desired form of payment of his or her entire Award Account as soon as practicable after the date of the Award in

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     accordance with procedures established by the Committee. If no deferral election is on file and except as otherwise provided in this Section, awards will be paid in a lump sum as soon as practicable after completion of the Performance Period. If a Participant dies or incurs a Disability before commencement of payment of the Participant's Award Account, payment shall be made in a single lump sum as soon as practicable after the Participant's death or Disability in accordance with Section VIII.

     Payment in Stock: Upon an initial public offering of stock of the Company or one or more of its affiliates and notwithstanding anything contained in this Plan to the contrary, the Committee may in its complete and sole discretion elect to pay a Participant's Award Account value in shares of stock of the Company or the applicable affiliate. If the Committee decides to pay the Award Account value in stock, the Committee shall adopt procedures as to the manner in which the stock will be valued for purposes of determining the numbers of shares to be paid to the Participant in full satisfaction of the amount due relating to the Award Account.

     Taxes: The Company will deduct from all Plan Payments made any and all taxes determined by the Company as required by law to be withheld from these payments. FICA taxes will be due upon Vesting. At such time, Participant's Award Account will be reduced for taxes due.

     Notwithstanding anything contained in this Plan to the contrary, the Committee, in its complete and sole discretion, may (but is not required to) extend the deferral of all or a portion of a Participant's Award Account which was deferred by the Participant under this Section but only to the extent necessary to preserve the federal income tax deductibility of the payment under Section 162(m) of the Code; provided, however, that to the extent the Committee further defers payment of a Participant's Award Account, the

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       amount of any deferred payment shall continue to accrue interest at the
       Declared Rate. Payments may not be deferred under this paragraph beyond the first calendar year or years in which the payment would be deductible by the Company for federal income tax purposes.

VIII.  Vesting and Dollar Conversion

       General Rules: Except as set forth below, a Participant shall be entitled to the amounts credited to his or her Award Account during the Performance Period if the Participant is still employed by the Company or a Subsidiary on December 31, 2003; provided, however, that if the Participant is not employed on December 31, 2003 by reason of his Approved Retirement, the Participant shall still be entitled to his or her Award Account after the performance adjustments required by Section V are effected for the Performance Period; provided, further, that if (before the end of the Performance Period) the Participant dies or incurs a disability, the Participant or, if deceased, the Participant's Beneficiary shall become vested in the Award Account, and the Award Account shall be determined based on the Target Incentive Award, based on the Participant's Base Salary for the period ending on the date of death or disability and without giving effect to the performance adjustments otherwise required by Section V.

       Exceptions: Exceptions to the General Rules shall be made in the cases of Termination for Cause and Change in Control as described below. The Committee or the Chief Executive Officer of the Company may also, in its or his sole discretion, permit other exceptions to this rule.

       Termination Without Cause: If a Participant's employment is terminated but it is not a Termination for Cause and notwithstanding any Participant distribution election to the

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     contrary, the Participant shall be entitled to a lump sum payment of his/her Award Accounts that have met the requirements for Vesting. The lump sum payment shall be made as soon as practicable after the Participant's termination of employment or, if earlier, the date on which distributions are required to commence pursuant to the Participant's distribution election; provided, however, that if installment payments have commenced at the date on which the Participant's employment is terminated, installment payments shall continue in accordance with the Participant's distribution election.

     Termination for Cause: All Award Accounts of a Participant (whether or not he or she has met the Vesting requirements) shall be forfeited if the Participant incurs a Termination for Cause.

     Change in Control: Upon a Change in Control, the Committee shall, in its complete and sole discretion, determine whether there shall be any payment of the Award Accounts. Payment, if any, shall be made as soon as practicable following the Change in Control in a single lump sum.

     Interest Accrued: Upon the Vesting of an Award Account, it shall be converted into a dollar equivalent as of January 1, 2004. Interest shall be credited in accordance with Section VI.

     Payment Commencement Date:  Payments (which are not deferred under Section
     VII) commencing after completion of the Performance Period shall be made as soon as practicable after completion of the performance adjustments required by Section V.

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IX.  Administration

     The Committee is authorized and empowered to administer the Plan; interpret, and make binding determinations under, the Plan; prescribe, amend and rescind the rules relating to the Plan; and determine rights and obligations of the Participants under the Plan. The Committee may delegate some or all of these responsibilities, and all other matters as it solely determines. All decisions of the Committee shall be final and binding upon the Company and the Participants.

     The Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this Plan by a Participant or by any deceased Participant's Beneficiary shall be stated in writing by the Committee, or its designate, and delivered or mailed within ninety (90) calendar days to the Participant or to such deceased Participant's Beneficiary.

X.   Additional Provisions

     Acquisition Adjustment. If during the Performance Period the total assets of the Company cumulatively increase or decrease by at least 5% as a result of corporate acquisitions or dispositions, the Committee shall effect changes in the applicable measure or, in lieu thereof, disregard the results of any acquired entity or business in determining the Company's Net Income or Operating Margin.

     No Effect on Employee Benefits. No award under the Plan shall be taken into account for determining a Participant's compensation for purposes of any group life insurance or other employee benefit plan, including, but not limited to, the Anthem Cash Balance Pension Plan, the Anthem 401(k) Long-Term Savings Investment Plan, the Anthem

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     Flexible Benefit Plan, the Anthem Long-Term Disability Plan, the Anthem
     Deferred Compensation Plan and the Anthem Supplemental Executive Retirement Plan.

     No Contract or Guarantee of Continued Employment. Nothing contained in this Plan nor any action taken under the Plan shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or any Subsidiary.

     No Guarantee of Plan Payments. Eligibility to participate in this Plan does not guarantee the payment of Plan Payments. Participants who have accrued rights to Plan Payments shall be unsecured and general creditors of the Company and shall not have any superseding interest in the income or assets of the Company except as provided by law. The Company has no obligation to fund the Award Accounts.

     Assignment and Transfers. With the exception of transfer by will or by the laws of descent and distribution, rights under the Plan and Award Accounts may not be transferred or assigned. No such rights or values may be subject to any encumbrance, pledge, or charge of any kind, except that a Participant may designate a Beneficiary in accordance with procedures established by the Committee.

     Waiver or Breach. The Company's waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant or an agreement to grant a waiver with respect to a subsequent breach.

     Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in his or her capacity as a member of the Committee for any mistake of judgment made in

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     good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

     Notices. Any notice or filing required or permitted to be given to the Committee or Company under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to the Company at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Participant shall be delivered personally or mailed to the Participant at his or her address appearing in the records of the Company. The address of any party may be changed at any time by written notice to the other party given in accordance with this provision.

     Disclaimer. The Company makes no representations as to the value or future value of any Awards granted pursuant to the Plan, or as to any intention or design of the Company with respect to any Subsidiary.

XI.  Governing Law

     The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Indiana, without giving effect to the principles of conflict of law thereof.

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XII.  Relationship

      Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, any Subsidiary, Participants, or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The right of Participants to amounts credited to their Award Accounts is strictly a contractual right of payment, and this Plan does not grant nor shall it be deemed to grant Participants or any other persons any interest in or right to any of the funds, property, or assets of the Company or any Subsidiary, other than as an unsecured general creditor of the Company or any Subsidiary.

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XIII.  Plan Amendment and Termination

       Except as otherwise provided in this Section, the Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time; provided, however, that no change to the Plan be made after completion of the Performance Period that would adversely affect the amount credited to a Participant's Award Account after completion of the adjustments required by Section V; provided, further, that except as otherwise provided in this Section, no change to the Plan may be made before completion of the Performance Period that would reduce the amount that would be payable to the Participant to an amount less than the amount that would have been payable to the Participant under Section IX had the Participant died or become disabled on the day immediately prior to the change and become entitled to a pro-rata portion of the Participant's Award Account. In addition, the Committee may, in its sole discretion, modify the performance measures for the Plan to reflect significant corporate transactions, including (but not limited to, acquisitions and divestitures and changes in market conditions, legislative changes and other significant issues deemed appropriate by the Committee.

       IN WITNESS WHEREOF, the Company has executed this Plan to be effective January 1, 2001.

                                       By: /s/ David R. Frick
                                           ------------------------------------

                                       Title: Chief Administrative Officer
                                              ---------------------------------

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                                                                       EXHIBIT A

     ANTHEM 2001-2003 LONG-TERM INCENTIVE PLAN


                         LIST OF PEER GROUP COMPANIES


1.   Humana

2.   Wellpoint Health Networks

3.   HealthNet

4.   Cigna

5.   Aetna

6.   Trigon

7.   United Healthcare

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